Filed Pursuant to Rule 424(b)(3)

File Number 333-194256

FANTEX, INC.

SUPPLEMENT NO. 1 TO

MARKET-MAKING PROSPECTUS DATED

JULY 18, 2014

THE DATE OF THIS SUPPLEMENT IS July 22, 2014

On July 22, 2014, Fantex, Inc. filed the attached Current Report on Form 8-K.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2014

FANTEX, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-55204 (Commission File Number)	80-0884134 (IRS Employer Identification Number)

330 Townsend Street, Suite 234
San Francisco, CA 94107
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 592-5950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.                Material Modification to Rights of Security Holders.

On July 21, 2014, Fantex, Inc. (the “Company”) closed an underwritten public offering of 523,700 shares of a new series of its convertible tracking stock, Fantex Series EJ Manuel Convertible Tracking Stock, par value $0.0001 per share (the “Fantex Series EJ Manuel”), at a price of $10.00 per share (the “Offering”). In connection with the Offering, on July 21, 2014, the Company filed a Certificate of Designations of the Fantex Series EJ Manuel (the “Certificate of Designations”) with the Secretary of State of the State of Delaware, effective on July 21, 2014, authorizing the Fantex Series EJ Manuel and establishing the rights of the holders of the Fantex Series EJ Manuel.

A description of the Fantex Series EJ Manuel issued in connection with the Offering is set forth under the captions “Description of Capital Stock” and “Management and Attribution Policies” in the prospectus that constitutes a part of the Company’s Registration Statement on Form S-1, File No. 333-194256 (the “Registration Statement”), initially filed with the U.S. Securities and Exchange Commission on February 28, 2014, as subsequently amended, and by the prospectuses filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with such Registration Statement. Such Registration Statement, as amended, and any prospectus filed pursuant to Rule 424(b) under the Securities Act that includes such description, are hereby incorporated by reference herein.

The description set forth above is qualified in its entirety by the Certificate of Designations, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03.                Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 21, 2014, the Company filed the Certificate of Designations with the Secretary of State of the State of Delaware, effective on July 21, 2014. The information set forth under “Item 3.03 Material Modification to the Rights of Security Holders” is incorporated herein by reference thereto. A copy of the Certificate of Designations is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.                Other Events.

On July 21, 2014, Fantex Brokerage Services, LLC issued a press release announcing the closing of the underwritten public offering described in Item 3.03 of this Current Report on Form 8-K. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.                Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Certificate of Designations of the Fantex Series EJ Manuel Convertible Tracking Stock.

99.1	Press release of Fantex Brokerage Services, LLC, dated July 21, 2014.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2014

FANTEX, INC.

By:	/s/ Bill Garvey
Name:	Bill Garvey
Title:	Chief Legal Officer and Secretary

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designations of the Fantex Series EJ Manuel Convertible Tracking Stock.

99.1	Press release of Fantex Brokerage Services, LLC, dated July 21, 2014.

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Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF THE

FANTEX SERIES EJ MANUEL CONVERTIBLE TRACKING STOCK

OF

FANTEX, INC.

July 21, 2014

Fantex, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions pertaining to the Fantex Series EJ Manuel Convertible Tracking Stock of the Corporation were adopted by the Pricing Committee of the Board of Directors of the Corporation (the “Committee”) as required by Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) at a meeting duly held by the Committee on July 18, 2014.  Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

RESOLVED, that pursuant to the authority expressly granted to and vested in the Committee in accordance with the provisions of the Certificate of Incorporation and Sections 141 and 151 of the DGCL, the Committee hereby establishes a new series of tracking stock of the Corporation, par value $0.0001 per share, which the Committee hereby designates as a “Tracking Stock” (as such term is defined in the Certificate of Incorporation);

RESOLVED FURTHER, that pursuant to the authority expressly granted to and vested in the Committee in accordance with the provisions of the Certificate of Incorporation and Sections 141 and 151 of the DGCL, the Committee hereby fixes (i) the designation of such Tracking Stock as indicated opposite “DESIGNATION” below, (ii) the number of shares of such Tracking Stock as indicated opposite “NUMBER OF SHARES” below, (iii) the Underlying Assets (as defined in the Certificate of Incorporation) for such Tracking Stock as indicated opposite “UNDERLYING ASSETS” below, and (iv) the conversion rights for such Tracking Stock as indicated opposite “CONVERSION” below:

DESIGNATION:	Fantex Series EJ Manuel Convertible Tracking Stock (the “Fantex Series EJ Manuel”)

NUMBER OF SHARES:	523,700 shares

UNDERLYING ASSETS:	95% of the Corporation’s rights and interest in the Brand Percentage (as defined in the Brand Contract (as defined below)) of the Brand Income (as defined in the Brand Contract).

“Brand Contract” means that certain Brand Agreement, by and among Erik R. Manuel, Jr., Kire Enterprises LLC and the Corporation, dated as of February 14, 2014, as the same may be amended from time to time in accordance with its terms.

CONVERSION

At any time following the two-year anniversary of the date first set forth above, by resolution of its Board of Directors, each share of Fantex Series EJ Manuel may be converted into a number (or fraction) of fully paid and non-assessable shares of Platform Common Stock equal to the Applicable Conversion Ratio (as defined in the Certificate of Incorporation).

RESOLVED FURTHER, that such Tracking Stock shall have such other powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as set forth in the Certificate of Incorporation.

(Signature Page Follows)

IN WITNESS WHEREOF, FANTEX, INC. has caused this Certificate to be executed by its President and Chief Executive Officer as of the date first set forth above.

FANTEX, INC.

By:	/s/ Cornell French
Name:	Cornell French
Title:	President and Chief Executive Officer

Exhibit 99.1

Fantex EJ Manuel Convertible Tracking Stock Begins Trading At Fantex.com

SAN FRANCISCO, Calif., July 21, 2014 — Fantex Brokerage Services (FBS) announced this morning that shares of Fantex EJ Manuel Convertible Tracking Stock(1) (ticker: EJMLL) began trading at approximately 9:00 am PT at Fantex.com.

“After completing the Fantex Vernon Davis IPO (ticker: VNDSL) earlier this year, all of us at FBS are thrilled that our second security tied to the cash flows of a professional athlete brand is now open for trading at Fantex.com,” said John Rodin, President, Fantex Brokerage Services.

FBS also announced it will open the reservation period for the Fantex Series Mohamed Sanu Convertible Tracking Stock (ticker: SANUL) (1) Monday, August 4, 2014 at 12:01 am ET. Fantex, Inc. is offering 164,300 shares at a price of $10 per share.

Those looking for more information or to open a qualified trading account can learn more at Fantex.com.

This offering is highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment.

(1) Fantex EJ Manuel is intended to track and reflect the separate economic performance of the brand contract that Fantex, Inc. has signed with EJ Manuel. However, holders of shares of Fantex EJ Manuel will have no direct investment in that brand contract, associated tracking series brand or EJ Manuel. Rather, an investment in Fantex EJ Manuel will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any other tracking stock that Fantex, Inc. may establish and issue in the future.  Fantex cannot assure you as to the development or liquidity of any trading market for the Fantex EJ Manuel tracking stock.

Fantex, Inc. has filed registration statements (including prospectuses) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in that registration statements and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and these offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectuses if you request it by calling toll-free 866-315-3482.  View the EJ Manuel prospectus. View the Mohamed Sanu prospectus.

Fantex Brokerage Services, LLC, an affiliate of Fantex, Inc., is a registered broker-dealer, an alternative trading system registered with the SEC and a member of the Financial Industry Regulatory Authority.

Participants in the initial public offering of Fantex Series EJ Manuel may not sell shares of Fantex Series EJ Manuel (a secondary sale) to any person in any jurisdiction in which registration was not complete for that particular jurisdiction or there was not a valid exemption from such registration.

About Fantex Holdings

Based in San Francisco, Fantex Holdings, Inc. serves as the parent company to both Fantex, Inc. and Fantex Brokerage Services, LLC.  Fantex, Inc. is a brand building company that purchases a minority interest in an athlete brand and works to increase the value of the brand.  In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand.  Fantex Brokerage Services, LLC is the exclusive trading platform for tracking stocks that are issued by Fantex, Inc.